Exhibit 10.1

MINDSPEED TECHNOLOGIES, INC.

6.75% CONVERTIBLE SENIOR NOTES DUE 2017

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF

DECEMBER 18, 2013

SUPPLEMENTING THAT CERTAIN

INDENTURE

DATED AS OF

JUNE 19, 2012

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS TRUSTEE

THIS FIRST SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of December 18, 2013, by and between Mindspeed Technologies, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as Trustee hereunder (herein called the “Trustee”), supplements that certain Indenture, dated as of June 19, 2012, between the Company and the Trustee (the “Indenture”) (capitalized terms used but not defined in this Supplemental Indenture shall have the meanings given to them in the Indenture).

W I T N E S S E T H:

WHEREAS, the Company’s 6.75% Convertible Senior Notes due 2017 (the “Notes”) were initially issued pursuant to the Indenture.

WHEREAS, the Company previously entered into an Agreement and Plan of Merger, dated as of November 5, 2013 (the “Merger Agreement”), by and among the Company, M/A-COM Technology Solutions Holdings, Inc. (“Parent”) and Micro Merger Sub, Inc. (“Merger Sub”), whereby Merger Sub conducted a cash tender offer (the “Offer”) to acquire all of the issued and outstanding shares of the Company’s Common Stock for $5.05 per share. The Tender Offer expired on December 17, 2013 and on December 18, 2013, Merger Sub purchased 30,773,328 shares of Common Stock, or approximately 70.1% of the outstanding voting stock of the Company. Following completion of the Offer, Merger Sub was merged with and into the Company, with the Company being the surviving entity (the “Merger”). Except as provided in the Merger Agreement, in connection with the Merger, each holder of Common Stock became entitled to receive $5.05 for each share of Common Stock (the “Merger Consideration”).

WHEREAS, pursuant to Section 10.10 of the Indenture, at the effective time of the Merger (which constitutes a “Merger Event”), the Company and the Trustee are required to enter into a supplemental indenture to provide that at and after the effective time of the Merger, each Holder of Notes then outstanding shall have the right to convert each $1,000 principal amount of Notes into an amount of cash that such Holder would have been entitled to receive if such Holder had held a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to the Merger.

WHEREAS, the Company desires to enter into this Supplemental Indenture in accordance with Sections 9.01(2) and 10.10 of the Indenture.

WHEREAS, all acts and proceedings required by law and under the Indenture to make this Supplemental Indenture a valid and binding agreement for the uses and purposes set forth herein, in accordance with its terms, have been done and taken, and the execution and delivery of this Supplemental Indenture have been in all respects duly authorized by the Company.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee hereby agree as follows:

ARTICLE I

MODIFICATION

Section 1.01. Pursuant to Section 10.10 of the Indenture, no Note shall be convertible into shares of Common Stock. Instead, each Note shall be convertible solely into cash in an amount equal to $1,294.87 per $1,000 principal amount of Notes (the “Cash Conversion Amount”), subject to any increase in such Cash Conversion Amount in accordance with Section 10.01(b) of the Indenture for any conversion made in connection with a Make-Whole Fundamental Change.

ARTICLE II

EFFECTIVE TIME

Section 2.01. This Supplemental Indenture will become effective as of the date hereof without any further action by any person.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.01. Indenture. As amended by this Supplemental Indenture, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect.

Section 3.02. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York.

Section 3.03. Successors and Assigns. All agreements of the Company in this Supplemental Indenture and the Notes shall bind its respective successors and all agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 3.04. Multiple Counterparts. The parties may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

Section 3.05. Notice of Supplemental Indenture. The Company covenants and agrees that, promptly after execution by the Company and the Trustee of this Supplemental Indenture, it shall give notice to all Holders of Notes of such fact in accordance with the provisions of the Indenture.

Section 3.06. Trustee. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Supplemental Indenture to be duly executed as of the date first written above.

MINDSPEED TECHNOLOGIES, INC.

By:	/s/ Stephen N. Ananias
Name:	Stephen N. Ananias
Title:	Senior Vice President and Chief Financial Officer

Signature Page to Supplemental Indenture

IN WITNESS WHEREOF, the undersigned, being duly authorized, has executed this Indenture as of the date first above written.

Wells Fargo Bank, National Association, not in its individual capacity but solely as Trustee

By:	/s/ Michael Tu
Name:	Michael Tu
Title:	Assistant Vice President

Signature Page to Supplemental Indenture